Exhibit 99.1

Del Monte Foods Company P.O. Box 193575 San Francisco, CA 94119-3575	NEWS RELEASE

DEL MONTE FOODS PROVIDES FISCAL 2004 FINANCIAL TARGETS;

INTEGRATION IS PROGRESSING SMOOTHLY AND ON SCHEDULE

Details Go-Forward Business Strategy

Confirms Fiscal 2003 Guidance

     SAN FRANCISCO, CA, May 16, 2003 — Del Monte Foods Company (NYSE:DLM) announced today that it expects fiscal 2004 revenue growth of 2 to 4% over pro forma fiscal 2003. The Company also expects reported earnings per share of approximately $0.80 to $0.84 for its fiscal year ending May 2, 2004. When adjusted for integration expenses of $0.08 per share, the Company expects fiscal 2004 adjusted earnings per share growth of 6 to 9%, to approximately $0.88 to $0.92. For the full fiscal year ending April 27, 2003, the Company confirms the guidance previously provided on March 11, 2003.

     “We are pleased that we are on track to deliver solid earnings performance in fiscal 2003 and believe we have set the stage to deliver even stronger financial results in fiscal 2004,” said Richard G. Wolford, Chairman and Chief Executive Officer. “Our integration efforts have progressed well since the close of the merger transaction and we are on or ahead of schedule. We anticipate completing the majority of our major integration initiatives in fiscal 2004 and by year’s end will have a lower cost base and more efficient operating structure. Importantly, we also have begun to implement our integrated Del Monte Foods business strategy which we believe will de-lever the Company, drive consistent earnings and revenue growth, and increase shareholder value.”

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     Del Monte also said that it expects free cash flow(1), before integration expenses, in excess of $200 million in fiscal 2004. Integration expenses for 2004 are expected to be approximately $25 million. The Company expects to use this free cash to pay down debt.

     Wolford continued, “Del Monte Foods, post-merger, is strategically focused on serving the U.S. dry grocery retail industry and, as a result of the merger, is a faster-growing, better-positioned, more profitable and stronger cash-generating company. Its’ proven go-to-market platform, stronger financial position and experienced, execution-focused management team, will support five core strategies that will de-lever the company and drive future revenue and earnings growth.”

     Del Monte provided additional details around its five-point growth strategy. The five points are:

1.	Integrate into a single company with a common go-to-market platform and strategies.

2.	Expand growth segments to capitalize upon their higher margins. Approximately 30% of Del Monte’s net sales are in market segments that are growing at 7% per year, with gross margins substantially higher than the remainder of Del Monte’s portfolio. New product and packaging innovations and increased product quality will drive growth of these segments in the future.

3.	Strengthen base business segments by leveraging their scale to reinforce our go-to-market platform and to benefit from their strong cash flow generation. Del Monte has #1 shares in the majority of its base business segments. This is a position it will leverage to provide category leadership, as well as to reinforce the stable earnings and strong cash flow historically provided by these businesses.

4.	Continue to restructure and manage costs out of our supply chain.

5.	Use our cash flow to drive growth in earnings through de-levering the Company and through opportunistic, targeted acquisitions. Any potential acquisition considered would have to meet Del Monte’s stringent financial and operational requirements.

(1)	Cash flow from operating activities less cash flow from investing activities.

     Del Monte also announced that historical, quarterly pro forma results for fiscal 2002 and the first three quarters of fiscal 2003 will be available on the Company’s website at www.delmonte.com by June 26, 2003 when the Company will be reporting fiscal 2003 fourth quarter and full year results.

Del Monte Foods

     Del Monte Foods Company, with over $3 billion in pro forma sales, is the country’s largest provider of premium-quality processed fruits, vegetables, tomatoes, tuna fish and private label soup and a leading marketer and producer of pet products and baby foods. With a powerful portfolio of top-name brands including Del Monte®, Contadina®, StarKist®, S&W®, Nature’s Goodness™, College Inn®, 9Lives®, Kibbles’n Bits®, Pup-Peroni®, Snausages®, and Naw Somes!®, Del Monte products are found in 8 out of 10 American households. For more information on Del Monte Foods Company (NYSE:DLM), visit the Company’s website at www.delmonte.com.

     This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the merger of certain businesses and future financial operating results.

     Factors relating to the merger of the acquired businesses that could cause actual results to differ materially from those described herein include, among others: the actions of the U.S., foreign and local governments, including the reduction or elimination of favorable government regulations; the success of the business integration in a timely and cost-effective manner; the risk that the Company may incur liabilities as a result of the transaction that are currently unknown; costs related to the transaction; and other economic, business, competitive and/or regulatory factors affecting the operations of the Company.

     In addition to the factors mentioned above, factors relating to future financial operating results that could cause actual results to differ materially from those described in this press release include, among others: general economic and business conditions; weather conditions; energy costs and availability; crop yields; competition, including pricing and promotional spending levels by competitors; raw material costs and availability; fish availability and pricing; high leverage; foreign currency exchange and interest rate fluctuations; the loss of significant customers or a substantial reduction in orders from these customers; the timely launch and market acceptance of new products; successful integration of acquired businesses; successful implementation of the Company’s capability improvement program; consolidation of processing plants; changes in business strategy or development plans; availability, terms and deployment of capital; ability to increase prices; changes in, or the failure or inability to comply with, governmental regulations, including environmental regulations; industry trends, including changes in buying and inventory practices by customers; production capacity constraints and other factors.

     These factors are described in more detail in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended June 30, 2002 and the “Risk Factors” section of the Company’s Registration Statement on Form S-4/A dated November 19, 2002. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

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Contacts:	Media Inquiries	Investor Relations
	Brandy Bergman	Tom Gibbons
	Citigate Sard Verbinnen	Del Monte Foods
	(212) 687-8080	(415) 247-3382